Exhibit 21

Subsidiaries of the Registrant

Roller Bearing Company of America, Inc. - Delaware

RBC Precision Products—Plymouth, Inc. - Delaware

Industrial Tectonics Bearings Corporation - Delaware

RBC Linear Precision Products, Inc. - Delaware

RBC Precision Products—Bremen, Inc. - Delaware

RBC Nice Bearings, Inc. - Delaware

RBC Lubron Bearing Systems, Inc. - Delaware

RBC Oklahoma, Inc. - Delaware

RBC Aircraft Products, Inc. - Delaware

RBC Southwest Products, Inc. - Delaware

All Power Manufacturing Co. - California

RBC de Mexico S DE RL DE CV - Mexico

Schaublin Holdings S.A. - Switzerland

Schaublin SA - Switzerland

RBC France SAS - France

Shanghai Representative office of Roller Bearing Company of America, Inc. - People’s Republic of China

RBC Bearings U.K. Limited - U.K.

Phoenix Bearings, Ltd. - U.K.

RBC CBS Coastal Bearing Services LLC - Delaware